Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS DILUTED EPS OF $0.52 ON THIRD QUARTER REVENUE OF $208 MILLION

•                  GAMING OPERATIONS REVENUES INCREASE 19 PERCENT FROM LAST YEAR TO A RECORD $70 MILLION WITH A RECORD GROSS MARGIN OF 72 PERCENT

•                  OPERATING MARGIN IMPROVES TO 25 PERCENT FROM 24 PERCENT LAST YEAR

•                  CASH FLOW FROM OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 2009 INCREASES 160 PERCENT FROM LAST YEAR TO $88 MILLION

•                  COMPANY NARROWS FISCAL 2009 DILUTED EPS GUIDANCE TO RANGE OF $2.15 TO $2.25

LAS VEGAS, May 7, 2009 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems, and networked solutions for the global gaming industry, announced today diluted earnings per share (“Diluted EPS”) of $0.52 and $1.63 on revenue of $208 million and $678 million for the three months and nine months ended March 31, 2009, respectively.

“Our diversified business model drove another very profitable quarter despite the challenging economy,” said Richard M. Haddrill, the Company’s Chief Executive Officer.  “We also continued to build our recurring revenues to 48 percent of total revenues this quarter.”

“Our balance sheet strength continues to improve as we further reduced our debt while repurchasing approximately $4 million of our common stock,” added Robert C. Caller, the Company’s Chief Financial Officer.  “Control of selling, general and administrative expenses allowed us to drive our operating margin to 25 percent during the quarter from 24 percent last year despite a 28 percent increase in research and development.”

Third Quarter Fiscal 2009 Highlights

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
	(dollars in millions, except per share amounts)
Revenues:
Gaming Equipment and Systems	$196.8	$219.6	$647.8	$616.1
Casino Operations	10.8	13.0	30.5	36.2
Total Revenue	$207.6	$232.6	$678.3	$652.3

Net income	$29.3	$30.2	$93.1	$75.9
Adjusted EBITDA	$70.6	$74.2	$221.6	$196.6
Diluted EPS	$0.52	$0.52	$1.63	$1.31

Three Months Ended March 31, 2009 Compared with Three Months Ended March 31, 2008

•                  Total revenues decreased to $208 million as compared with $233 million in the same period last year.

•                  Operating income decreased to $51 million as compared with $55 million in the same period last year.

•                  Operating margin increased to 25 percent as compared with 24 percent in the same period last year.

•                  Net income decreased to $29 million as compared with $30 million in the same period last year.

•                  Adjusted EBITDA decreased to $71 million as compared with $74 million in the same period last year.

•                  Selling, general and administrative expenses (“SG&A”) remained at 26 percent of total revenue as compared with the same period last year.

•                  Research and development expenses (“R&D”) increased to 9 percent of total revenue as compared with 6 percent in the same period last year.

Nine Months Ended March 31, 2009 Compared with Nine Months Ended March 31, 2008

•                  Total revenues increased to $678 million as compared with $652 million in the same period last year.

•                  Operating income increased to $164 million as compared with $143 million in the same period last year.

•                  Operating margin increased to 24 percent as compared with 22 percent in the same period last year.

•                  Net income increased to $93 million as compared with $76 million in the same period last year.

•                  Adjusted EBITDA increased to $222 million as compared with $197 million in the same period last year.

•                  SG&A expenses decreased to 25 percent of total revenue as compared with 27 percent in the same period last year.

•                  R&D expenses increased to 9 percent of total revenue as compared with 7 percent in the same period last year.

During the third quarter of fiscal 2009, the Company repurchased 225,200 shares of its common stock for approximately $4 million.  To date in fiscal 2009, the Company has repurchased almost 1,300,000 shares of its common stock for approximately $31 million, leaving approximately $69 million remaining under its current share-repurchase authorization.

At March 31, 2009, the Company’s debt leverage ratio was 0.9.  The Company fixed its LIBOR rate for its term loan in December 2008 at 1.89 percent.  Consequently, the term loan rate will be fixed at 4.64 percent for the life of the loan assuming the Company’s consolidated leverage ratio remains below 1.0.

Unaudited summary financial information for the Bally Gaming Equipment and Systems segment for the three months and nine months ended March 31, 2009 and 2008 is presented below:

	Three Months Ended March 31,				Nine Months Ended March 31,
	2009	% Rev	2008	% Rev	2009	% Rev	2008	% Rev
	(dollars in millions)
Revenues:
Gaming Equipment	$70.2	36%	$103.7	47%	$278.8	43%	$296.4	48%
Gaming Operations	70.0	35%	58.9	27%	204.2	32%	167.2	27%
Systems	56.6	29%	57.0	26%	164.8	25%	152.5	25%
Total revenues	$196.8	100%	$219.6	100%	$647.8	100%	$616.1	100%

Gross Margin:
Gaming Equipment (1)	$31.2	45%	$45.5	44%	$128.5	46%	$132.1	45%
Gaming Operations	50.7	72%	41.3	70%	143.3	70%	108.7	65%
Systems (1)	41.0	72%	40.2	71%	120.7	73%	111.1	73%
Total gross margin	$122.9	62%	$127.0	58%	$392.5	61%	$351.9	57%

Selling, general and administrative	$46.9	24%	$52.0	24%	$146.7	23%	$143.6	23%
Research and development costs	19.3	10%	15.1	7%	58.5	9%	43.1	7%
Depreciation and amortization	4.9	2%	3.7	2%	13.7	2%	11.1	2%
Operating income	$51.8	26%	$56.2	25%	$173.6	27%	$154.1	25%

(1) Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Operating Statistics
New gaming devices	4,368	6,742	17,065	19,037
Original Equipment Manufacturer (“OEM”) units	—	—	505	—
New unit Average Selling Price (“ASP”)	$14,191	$13,427	$14,263	$13,281

	As of March 31,
	2009	2008
End-of-period installed base:
Gaming monitoring units installed base	355,000	315,000
Systems managed cashless games	306,000	272,000

Wide-area progressive	1,029	990
Local-area progressive	192	269
Total linked progressive systems	1,221	1,259

Rental and daily-fee games	12,208	12,377
Lottery systems	8,152	7,980
Centrally determined systems	47,637	42,924	(1)

(1)          Daily-fee revenue from approximately 9,100 units included in the centrally determined systems end-of-period installed base total as of March 31, 2008 was deferred, and was not included in gaming operations revenue until the second quarter of fiscal 2009 when the completion of certain contractual commitments necessary to recognize revenue under the Company’s revenue-recognition policy occurred.

“This summer we will launch a number of exciting new titles and cabinet styles designed to provide players with exciting, unique and proven game experiences,” said Gavin Isaacs, the Company’s Chief Operating Officer.  “Some of these new products include the first of our new spinning-wheel games Cash Wheel™, Hot Shots Cash Wheel™ and Monte Carlo Royal™, Transparent Reels™, the much anticipated debut of our all new Digital Tower Series platform (77777 Jackpot™ and Fireball™) and our unique Jumbo and DualVision™ cabinets.”

“Our systems business continues to lead the industry through new and enhanced technology products that help our customers reduce cost, protect invested capital and deliver more powerful player experiences,” said Ramesh Srinivasan, the Company’s Executive Vice President — Systems.  “Over the next several quarters, we expect our recently released SDS 11, Business Intelligence, iVIEW Display Manager™, and other yet-to-be-released products to continue to drive additional revenue from existing customers, while helping us to win new customers, many of which are expected to be competitive replacements.”

Highlights of Certain Results for the Three Months Ended March 31, 2009

Gaming Equipment

•                  Revenues decreased to $70 million as compared with $104 million in the same period last year.

•                  New gaming device sales decreased to 4,368 units as compared with 6,742 units in the same period last year due to a sluggish North America replacement market and the slippage of two deals during the quarter.

•                  New unit sales to international customers were 1,609 units, or 37 percent of total new-unit shipments as compared with 1,686 units in the same period last year.

•                  ASP of new gaming devices, excluding OEM sales, increased to $14,191 per unit, primarily as a result of product mix.

•                  Gross margin increased to 45 percent from 44 percent in the same period last year, primarily due to the increase in ASP and lower material costs.

Gaming Operations

•                  Revenues increased to a record $70 million as compared with $59 million in the same period last year, primarily driven by an increase in premium revenue units and an increase in the win per unit.

•                  Gross margin increased to a record 72 percent from 70 percent in the same period last year, primarily as a result of the significant increases in both rental and participation revenue and lower costs.

Systems

•                  Revenues remained constant at approximately $57 million as compared with the same period last year.

•                  Gross margin increased slightly to 72 percent from 71 percent in the same period last year.

•                  Maintenance revenues increased to a record $13 million as compared with $11 million in the same period last year.

Highlights of Certain Results for the Nine Months Ended March 31, 2009

Gaming Equipment

•                  Revenues decreased to $279 million as compared with $296 million in the same period last year.

•                  New gaming device sales decreased to 17,065 units as compared with 19,037 units in the same period last year.

•                  New unit sales to international customers increased to 4,218 units, or 25 percent of total new-unit shipments as compared with 3,784 units in the same period last year.

•                  ASP of new gaming devices, excluding OEM sales, increased to $14,263 per unit from $13,281 per unit in the same period last year.

•                  Gross margin increased to 46 percent from 45 percent in the same period last year, primarily due to the increase in ASP, lower material and production costs, and a reduction in discounts and reduced inventory obsolescence charges.

Gaming Operations

•                  Revenues increased to $204 million as compared with $167 million in the same period last year, driven by an increase in the installed base of premium games and an increase in the win per unit.

•                  Gross margin increased to 70 percent from 65 percent in the same period last year, primarily as a result of the significant increases in both rental and participation revenue which had little associated variable costs.

Systems

•                  Revenues increased to $165 million as compared with $153 million in the same period last year, driven by the continued acceptance of our products by both new and existing customers.

•                  Gross margin remained constant at 73 percent in both periods.

•                  Maintenance revenues increased to a record $38 million, as compared with $30 million in the same period last year.

Fiscal 2009 Business Update

The Company also narrowed its fiscal 2009 guidance for Diluted EPS to $2.15 to $2.25, from an earlier range of $2.15 to $2.35.  This represents estimated growth of 16 to 22 percent over fiscal 2008 Diluted EPS.  This narrowed guidance is based upon better visibility into the remainder of the fiscal year and considers a weak economy and sluggish North American replacement market, offset by the Company’s expected continued strong competitive position and ongoing cost-savings and gross margin initiatives.

The Company is in the early stages of planning for fiscal 2010; however, it currently believes that its strong base of recurring revenues and diversified business model will allow fiscal 2010 Diluted EPS to exceed levels expected to be achieved in fiscal 2009.

The Company has provided this updated range of earnings guidance for fiscal 2009 and preliminary insight to fiscal 2010 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital market conditions, the market for gaming devices and systems, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income, as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
	(in 000s)
Net income	$29,251	$30,249	$93,119	$75,947
Interest expense, net	3,483	5,494	12,661	17,997
Income tax expense	16,232	18,939	52,039	47,283
Depreciation and amortization	17,863	16,085	52,845	45,339
Share-based compensation	3,811	3,435	10,907	10,020
Adjusted EBITDA	$70,640	$74,202	$221,571	$196,586

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges and share-based compensation) is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA for the nine-month period ended March 31, 2009 includes the $3 million insurance reimbursement from previous claims for the 2005 U.S. Gulf Coast hurricanes.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way and the Company’s presentation may be different from those presented by other companies.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference-call dial-in numbers are 866-362-4820 or 617-597-5345 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.”  Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation.  For those who miss this event, an archived version will be available at BallyTech.com until June 6, 2009.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced gaming devices, systems, and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery, and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$126,828	$160,627	$443,643	$448,889
Gaming operations	69,986	58,981	204,169	167,237
Casino operations	10,769	13,001	30,463	36,165
	207,583	232,609	678,275	652,291
Costs and expenses:
Cost of gaming equipment and systems (1)	54,617	74,918	194,430	205,720
Cost of gaming operations	19,349	17,691	60,908	58,507
Direct cost of casino operations	4,227	4,901	12,902	14,332
Selling, general and administrative	53,126	60,416	171,079	173,679
Research and development costs	19,291	15,103	58,493	43,059
Depreciation and amortization	5,832	4,725	16,396	14,175
	156,442	177,754	514,208	509,472
Operating income	51,141	54,855	164,067	142,819

Other income (expense):
Interest income	698	832	2,801	2,836
Interest expense	(4,181)	(6,326)	(15,462)	(20,833)
Other, net	(810)	1,281	(5,040)	2,274

Income before income taxes and minority interest	46,848	50,642	146,366	127,096
Income tax expense	(16,232)	(18,939)	(52,039)	(47,283)
Minority interest	(1,365)	(1,454)	(1,208)	(3,866)

Net income	$29,251	$30,249	$93,119	$75,947

Basic and diluted earnings per share:
Basic earnings per share	$0.54	$0.55	$1.71	$1.40
Diluted earnings per share	$0.52	$0.52	$1.63	$1.31

Weighted average shares outstanding:
Basic	54,204	54,576	54,567	54,335
Diluted	56,446	58,396	57,104	58,114

(1) Cost of gaming equipment and systems exclude amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2009	June 30, 2008
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$54,155	$66,570
Restricted cash	15,619	13,111
Accounts and notes receivable, net of allowances for doubtful accounts of $10,219 and $12,055	192,934	215,762
Inventories	60,457	94,238
Income tax receivable	23,861	8,534
Deferred income tax assets	66,033	68,816
Deferred cost of revenue	29,665	58,983
Other current assets	20,801	21,673
Total current assets	463,525	547,687

Restricted long-term investments	11,679	10,469
Long-term receivables	10,892	10,653
Property, plant and equipment, net of accumulated depreciation of $65,083 and $59,217	76,414	71,107
Leased gaming equipment, net of accumulated depreciation of $108,936 and $93,839	94,731	101,280
Goodwill	161,591	162,727
Intangible assets, net	34,232	36,249
Deferred income tax assets	14,652	10,734
Long-term deferred cost of revenue	43,593	35,211
Other assets, net	15,410	9,007
Total assets	$926,719	$995,124
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,170	$44,888
Accrued liabilities	40,952	63,328
Customer deposits	14,534	29,496
Jackpot liabilities	15,553	13,614
Deferred revenue	67,327	129,909
Current maturities of long-term debt and capital leases	37,314	13,163
Total current liabilities	194,850	294,398

Long-term debt and capital leases, net of current maturities	232,500	291,341
Long-term deferred revenue	65,690	55,691
Other income tax liability	20,954	18,750
Other liabilities	7,984	9,837
Total liabilities	521,978	670,017
Minority interest	2,131	1,782
Commitments and contingencies (Note 9)
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $0.10 par value; 100,000,000 shares authorized; 56,931,000 and 56,318,000 shares issued and 54,421,000 and 55,144,000 outstanding	5,687	5,626
Treasury stock at cost, 2,510,000 and 1,174,000 shares	(57,309)	(25,041)
Additional paid-in capital	323,463	302,146
Accumulated other comprehensive income (loss)	(1,676)	1,268
Retained earnings	132,433	39,314
Total stockholders’ equity	402,610	323,325
Total liabilities and stockholders’ equity	$926,719	$995,124